Exhibit 99.1

Faraday Future Announces Second Quarter 2025 Earnings Release Date and Conference Call Details,
Launching Countdown Campaign for its Dual-flywheel & Dual-bridge Eco Strategy Unveiling

●	Faraday Future will also announce a major strategy upgrade with its Dual-flywheel & Dual-bridge Eco Strategy on August 16th, at Pebble Beach.

●	Company executives will share key updates during the earnings call on August 18.

Los Angeles, CA (Aug. 13, 2025) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“FF”, “Faraday Future”, or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that it is scheduled to report its second quarter financial results for 2025 after market close on Monday, Aug. 18, 2025, and will hold an earnings call at 5:00 p.m. Pacific Time (8:00 p.m. Eastern Time) that same day.

Interested investors and other parties can listen to a webcast of the conference call by logging onto the Investor Relations section of the Company’s website at https://investors.ff.com/. A replay of the webcast along with the presentation will be available on the Company’s website shortly thereafter.

FF will also announce a major strategy upgrade with its Dual-flywheel & Dual-bridge Eco Strategy on August 16th, at Pebble Beach. This strategy could create a fast-growth system of two independent yet mutually empowering flywheels—for increasing capital returns, improving cash flow, increasing net asset value, optimizing the balance sheet, and speeding up the maximization of stockholder value.

The announcement will be part of a series of activities that FF and the FX brand will host and participate in, centered around the famed 2025 Monterey Car Week, held at Pebble Beach between August 14-17, 2025. The Company will bring the FF 91 2.0 and FX Super One vehicles to the event.

Join FF for the live broadcast from Pebble Beach on August 16 at 7:30 PM PT or August 17 at 10:30 AM Beijing Time via FF.com, the FF App.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF 91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. For more information, please visit https://www.ff.com/us/

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com